UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  October 21, 2011

POWERWAVE TECHNOLOGIES, INC.
(Exact name of registrant as specified in its charter)

Delaware	000-21507	11-2723423
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)
1801 E. St. Andrew Place, Santa Ana, CA	92705
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (714) 466-1000

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry Into a Material Definitive Agreement.

On October 21, 2011, Powerwave Technologies, Inc. (the “Company”) completed the previously announced sale of its corporate headquarters facility located at 1761-1801 E. St. Andrew Place, Santa Ana, California, which is comprised of a building containing approximately 367,045 square feet and the underlying land, and an adjacent vacant 2.87 acre parcel of land  (collectively, the “Real Estate”).  The sale of the Real Estate was made pursuant to an Agreement of Purchase and Sale that was entered into by and between the Company and AG Net Lease Acquisition Corp. on October 17, 2001.  The Company sold the Real Estate for gross proceeds of $49,550,000.  The proceeds from the sale, net of transaction expenses and an advance rent payment under the Lease (defined below) was approximately $48,300,000.

In connection with the closing of the sale of the Real Estate, the Company entered into a Lease Agreement with AGNL Antenna L.P. with respect to the Real Estate (the “Lease”).  The effective date of the Lease was October 21, 2001.  The Lease is a 15-year lease and provides for two ten-year extension options.  The initial base rent under the Lease is approximately $3,964,000 per annum, payable in quarterly installments of $991,000, and escalating 2% per year commencing on the first anniversary of the effective date of the Lease.  The Lease is a triple net lease under which the Company will pay insurance, real estate taxes, and maintenance and repair expenses.

The foregoing description of the Lease does not purport to be complete and is qualified in its entirety by reference to the Lease, a copy of which will be filed with the Company’s Annual Report on Form 10-K for the Company’s fiscal year 2011.

 Item 2.01 Completion of Acquisition or Disposition of Assets.

The information set forth in the first paragraph of Item 1.01 of this Current Report on Form 8-K is incorporated by reference into this Item 2.01.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

POWERWAVE TECHNOLOGIES, INC.

Date:  October 24, 2011                                                                        /s/ Kevin T. Michaels
Kevin T. Michaels
Chief Financial Officer